Exhibit 99.1

FOR IMMEDIATE RELEASE August 2, 2017	CONTACTS:
	News Media Brian Edwards	202-624-6620

	Financial Community Douglas Bonawitz	202-624-6129
WGL Holdings, Inc. Reports Third Quarter Fiscal Year 2017 Financial Results;
Maintains Fiscal Year 2017 Guidance

•	Third quarter consolidated GAAP earnings per share up — $0.16 per share vs. $0.04 per share

•	Third quarter non-GAAP operating earnings per share up — $0.26 per share vs. $0.23 per share

Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income applicable to common stock determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the three months ended June 30, 2017, of $8.3 million, or $0.16 per share, an improvement of $6.3 million, or $0.12 per share, over net income applicable to common stock of $2.0 million, or $0.04 per share, reported for the three months ended June 30, 2016. For the nine months ended June 30, 2017, net income applicable to common stock was $189.3 million, or $3.68 per share, an improvement of $12.8 million, or $0.18 per share, over net income applicable to common stock of $176.5 million, or $3.50 per share for the same period of the prior fiscal year. Our operations are seasonal and, accordingly, our operating results for the three and nine months ended June 30, 2017, may not be indicative of the results expected for the 12 months ended September 30, 2017.
On a consolidated basis, WGL also uses non-GAAP operating earnings (loss) to evaluate overall financial performance, and evaluates segment financial performance based on earnings before interest and taxes (EBIT) and adjusted EBIT. Operating earnings (loss) and adjusted EBIT are non-GAAP financial measures, which are not recognized in accordance with GAAP and should not be viewed as alternatives to GAAP measures of performance. Both non-GAAP operating earnings (loss) and adjusted EBIT adjust for the accounting recognition of certain transactions that are not representative of the ongoing earnings of the company. Additionally, we believe that adjusted EBIT enhances the ability to evaluate segment performance because it excludes interest and income tax expense, which are affected by corporate-wide strategies such as capital financing and tax sharing allocations. Refer to “Reconciliation of Non-GAAP Financial Measures,” attached to this news release, for a more detailed discussion of management’s use of these measures and for reconciliations to GAAP financial measures.
For the three months ended June 30, 2017, operating earnings were $13.6 million, or $0.26 per share, an increase of $2.0 million, or $0.03 per share, over operating earnings of $11.6 million, or $0.23 per share, for the same quarter of the prior fiscal year. For the nine months ended June 30, 2017, operating earnings were $169.1 million, or $3.29 per share, an improvement of $8.8 million, or $0.11 per share, over operating earnings of $160.3 million, or $3.18 per share, for the same period of the prior fiscal year.

Results by Business Segment

Regulated Utility

	Three Months Ended June 30,		Increase/	Nine Months ended June 30,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$11.2	$(20.5)	$31.7	$279.1	$243.1	$36.0
Adjusted EBIT	$9.3	$4.9	$4.4	$250.9	$245.5	$5.4

For the three and nine months ended June 30, 2017, the EBIT comparisons reflect higher unrealized margins associated with our asset optimization program, partially offset by unfavorable effects of warmer than normal weather in the District of Columbia.

Additionally, for both the three and nine months ended June 30, 2017, the comparisons of both EBIT and adjusted EBIT reflect new base rates in Virginia and the District of Columbia and increased customer growth. Partially offsetting these favorable variances were higher depreciation and amortization expenses associated with our new billing system, as well as the growth in our utility plant and, for the nine month period only, higher operation and maintenance expenses.

Retail Energy-Marketing

	Three Months Ended June 30,		Increase/	Nine Months Ended June 30,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$4.3	$49.5	$(45.2)	$42.8	$52.1	$(9.3)
Adjusted EBIT	$6.1	$16.3	$(10.2)	$29.2	$29.9	$(0.7)

The EBIT comparisons for both the three and nine months ended June 30, 2017, reflect lower unrealized mark-to-market valuations on energy-related derivatives.

The comparisons for both EBIT and adjusted EBIT for the three months ended June 30, 2017, reflects both lower electricity and natural gas margins. Lower natural gas margins were due to (i) lower portfolio optimization including less favorable basis spreads and (ii) lower firm sales volumes. Electricity margins were lower, primarily due to lower weather-related sales volumes.

The comparisons for both EBIT and adjusted EBIT for the nine months ended June 30, 2017, reflects lower natural gas margins, partially offset by higher electricity margins. Natural gas margins were lower due to reduced firm sales volumes while electricity margins were due to lower capacity charges from the regional power grid operator (PJM).

Commercial Energy Systems

	Three Months Ended June 30,		Increase/	Nine Months Ended June 30,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$14.4	$8.3	$6.1	$27.6	$10.3	$17.3
Adjusted EBIT	$16.2	$9.7	$6.5	$32.5	$14.2	$18.3
The increase in EBIT and adjusted EBIT primarily reflects higher earnings from alternative energy investments, including investments in tax equity partnerships. Distributed generation assets in service have increased, which increases both solar generation sales and solar renewable energy credit sales. Additionally, we incurred lower expenses this year compared to the prior year due to an impairment recorded in prior fiscal year related to an alternative energy investment. These improvements were partially offset by lower revenues from the energy-efficiency contracting business and higher expenses related to business development costs.

Midstream Energy Services

	Three Months Ended June 30,		Increase/	Nine Months Ended June 30,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$7.7	$(16.9)	$24.6	$21.2	$17.6	$3.6
Adjusted EBIT	$9.1	$5.7	$3.4	$10.5	$10.4	$0.1

For both the three and nine months ended June 30, 2017, the increase in EBIT primarily reflects higher valuations and realized margins related to storage inventory and the associated economic hedging transactions partially offset by lower valuations on our derivative contracts associated with our long-term transportation strategies.

For both the three and nine months ended June 30, 2017, the increase in both EBIT and adjusted EBIT primarily reflects higher realized margins on our transportation strategies and higher income related to our pipeline investments, partially offset by lower income related to less favorable storage spreads when compared to the same period of the prior fiscal year.

Although realized margins on our transportation strategies have increased year-over-year, both years reflect losses associated with certain gas purchases from Antero Resources Corporation (Antero) beginning in January 2016. The index price used to invoice these purchases had been the subject of an arbitration proceeding which WGL expected to result in a favorable outcome; therefore, the unfavorable impacts of these purchases had been removed from previously reported adjusted EBIT until the second quarter of fiscal year 2017. In February 2017, the arbitral tribunal ruled in favor of Antero, and as a result, both operating earnings and adjusted EBIT for prior periods have been recast, as appropriate, to reflect the impact of these losses. Losses realized during the three and nine months ended June 30, 2017, were $0.4 million and $7.8 million, respectively, associated with this purchase contract. Losses for both the three and nine months ended June 30, 2016 were $5.0 million and $8.8 million, respectively. Accumulated losses from the inception of the contract are $23.0 million. In March 2017, we filed suit in state court in Colorado related to the delivery point to which the gas is being delivered by Antero. Antero has filed a counterclaim for breach of contract for failure to purchase specified quantities of gas. We have filed an answer opposing this counterclaim. The case is still pending.

Other Activities

	Three Months Ended June 30,		Increase/	Nine Months Ended June 30,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$(1.6)	$(0.5)	$(1.1)	$(17.9)	$(2.8)	$(15.1)
Adjusted EBIT	$(0.9)	$(0.5)	$(0.4)	$(3.1)	$(2.8)	$(0.3)

For the three and nine months ended June 30, 2017, the decrease in EBIT primarily relates to external costs associated with the planned merger with AltaGas Ltd. (AltaGas).
Earnings Outlook
We provide earnings guidance for consolidated non-GAAP operating earnings. In providing fiscal year 2017 guidance, we note that there will likely be differences between our reported GAAP earnings and our non-GAAP operating earnings due to matters such as, but not limited to, unrealized mark-to-market positions for our energy-related derivatives and changes in the measured value of our trading inventory for WGL Midstream. On a year-to-date basis, non-GAAP operating earnings are lower than GAAP earnings due to $20.2 million of after-tax non-GAAP adjustments. Non-GAAP adjustments could change significantly and are subject to swings from period to period. As a result, WGL management is not able to reasonably estimate the aggregate impact of these items to derive GAAP earnings guidance and therefore is not able to provide a corresponding GAAP equivalent for its non-GAAP operating earnings guidance.

We are maintaining our consolidated non-GAAP operating earnings estimate for fiscal year 2017 in a range of $3.10 per share to $3.30 per share, with a focus on the lower end of the range as a result of lower non-GAAP EBIT expectations for our Retail Energy-Marketing business.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance.

Other Information

During the pendency period of the Merger Agreement between WGL and AltaGas, WGL will not conduct earnings calls. Additional information regarding financial results and recent regulatory events can be found in WGL's and Washington Gas' Form 10-Q for the quarter ended June 30, 2017, as filed with the Securities and Exchange Commission, and is also available at www.wglholdings.com.

WGL, headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities and assets across the U.S., WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL provides natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at www.wgl.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of non-GAAP financial measures.
Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues, dividends and other future financial business performance, strategies, financing plans, legal developments relating to the Constitution Pipeline, AltaGas Ltd.’s proposed acquisition of us and other expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of the date of this release, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions, the possibility that the closing of the AltaGas transaction may not occur or may be delayed; litigation related to the AltaGas transaction or limitations or restrictions imposed by regulatory authorities that may delay or negatively impact the transaction; the potential loss of customers, employees or business partners as a result of the transaction and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q for the quarter ended June 30, 2017, and other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 30, 2017	September 30, 2016
ASSETS
Property, Plant and Equipment
At original cost	$5,856,655	$5,542,916
Accumulated depreciation and amortization	(1,509,869)	(1,415,679)
Net property, plant and equipment	4,346,786	4,127,237
Current Assets
Cash and cash equivalents	9,570	5,573
Accounts receivable, net	574,013	491,020
Storage gas	210,531	207,132
Derivatives and other	168,181	139,749
Total current assets	962,295	843,474
Deferred Charges and Other Assets	1,064,412	1,078,739
Total Assets	$6,373,493	$6,049,450
CAPITALIZATION AND LIABILITIES
Capitalization
WGL Holdings common shareholders’ equity	$1,521,283	$1,375,561
Non-controlling interest	5,234	409
Washington Gas Light Company preferred stock	28,173	28,173
Total Equity	1,554,690	1,404,143
Long-term debt	1,235,623	1,435,045
Total capitalization	2,790,313	2,839,188
Current Liabilities
Notes payable and project financing	788,854	331,385
Accounts payable and other accrued liabilities	377,133	405,351
Derivatives and other	267,906	290,190
Total current liabilities	1,433,893	1,026,926
Deferred Credits	2,149,287	2,183,336
Total Capitalization and Liabilities	$6,373,493	$6,049,450

WGL Holdings, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(In thousands, except per share data)	2017	2016	2017	2016
OPERATING REVENUES
Utility	$198,968	$181,622	$992,301	$912,612
Non-utility	275,396	258,965	933,300	977,048
Total Operating Revenues	474,364	440,587	1,925,601	1,889,660
OPERATING EXPENSES
Utility cost of gas	49,881	65,739	259,839	236,819
Non-utility cost of energy-related sales	233,025	197,880	787,691	832,087
Operation and maintenance	97,477	97,461	316,455	296,813
Depreciation and amortization	39,094	33,786	113,487	98,368
General taxes and other assessments	32,032	32,038	122,964	119,970
Total Operating Expenses	451,509	426,904	1,600,436	1,584,057
OPERATING INCOME	22,855	13,683	325,165	305,603
Equity in earnings of unconsolidated affiliates	7,508	4,527	15,117	10,558
Other income (expenses) — net	884	1,915	(591)	3,689
Interest expense	25,062	12,998	55,552	38,757
INCOME BEFORE TAXES	6,185	7,127	284,139	281,093
INCOME TAX EXPENSE	2,149	4,772	106,381	103,619
NET INCOME	$4,036	$2,355	$177,758	$177,474
Non-controlling interest	(4,559)	—	(12,533)	—
Dividends on Washington Gas Light Company preferred stock	330	330	990	990
NET INCOME APPLICABLE TO COMMON STOCK	$8,265	$2,025	$189,301	$176,484
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	51,219	50,622	51,200	50,158
Diluted	51,493	50,905	51,469	50,418
EARNINGS PER AVERAGE COMMON SHARE
Basic	$0.16	$0.04	$3.70	$3.52
Diluted	$0.16	$0.04	$3.68	$3.50

The following table reconciles EBIT by operating segment to net income applicable to common stock.

	Three Months Ended June 30,		Nine Months Ended June 30,
(In thousands)	2017	2016	2017	2016
EBIT:
Regulated utility	$11,226	$(20,458)	$279,114	$243,102
Retail energy-marketing	4,335	49,544	42,775	52,055
Commercial energy systems	14,354	8,286	27,564	10,251
Midstream energy services	7,651	(16,908)	21,160	17,631
Other activities	(1,622)	(517)	(17,887)	(2,773)
Intersegment eliminations	(138)	178	(502)	(416)
Total	$35,806	$20,125	$352,224	$319,850
Interest expense	25,062	12,998	55,552	38,757
Income tax expense	2,149	4,772	106,381	103,619
Dividends on Washington Gas preferred stock	330	330	990	990
Net income applicable to common stock	$8,265	$2,025	$189,301	$176,484

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

FINANCIAL STATISTICS

	Twelve Months Ended June 30,
	2017	2016
Closing Market Price — end of period	$83.85	$70.79
52-Week Market Price Range	$84.30 - $58.69	$74.10 - $51.86
Price Earnings Ratio	23.8	19.9
Annualized Dividends Per Share	$2.04	$1.95
Dividend Yield	2.4%	2.8%
Return on Average Common Equity	12.3%	13.3%
Total Interest Coverage (times)	4.9	6.4
Book Value Per Share — end of period	$29.70	$27.64
Common Shares Outstanding — end of period (thousands)	51,219	51,058
UTILITY GAS STATISTICS

	Three Months Ended June 30,				Nine Months Ended June 30,				Twelve Months Ended June 30,
(In thousands)	2017		2016		2017		2016		2017		2016
Operating Revenues
Gas Sold and Delivered
Residential — Firm	$115,557		$102,091		610,984		549,498		$676,656		$611,862
Commercial and Industrial — Firm	26,722		24,038		132,693		120,259		149,079		136,226
Commercial and Industrial — Interruptible	479		257		2,132		1,863		2,450		2,081
	142,758		126,386		745,809		671,620		828,185		750,169
Gas Delivered for Others
Firm	36,285		35,416		178,384		177,811		207,282		206,513
Interruptible	11,859		9,783		40,998		38,118		49,180		46,386
Electric Generation	359		480		935		1,411		1,478		1,875
	48,503		45,679		220,317		217,340		257,940		254,774
	191,261		172,065		966,126		888,960		1,086,125		1,004,943
Other	7,707		9,557		26,175		23,652		37,681		37,317
Total	$198,968		$181,622		992,301		912,612		$1,123,806		$1,042,260

	Three Months Ended June 30,			Nine Months Ended June 30,					Twelve Months Ended June 30,
(In thousands of therms)	2017		2016		2017		2016		2017		2016
Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	67,951		82,186		561,591		556,876		595,340		589,536
Commercial and Industrial — Firm	24,778		28,392		149,396		153,101		164,127		169,027
Commercial and Industrial — Interruptible	266		295		2,544		2,346		2,969		2,632
	92,995		110,873		713,531		712,323		762,436		761,195
Gas Delivered for Others
Firm	76,151		89,059		420,477		441,029		480,478		492,961
Interruptible	61,035		49,396		200,770		194,930		244,853		237,382
Electric Generation	22,482		65,905		59,310		168,284		182,278		234,273
	159,668		204,360		680,557		804,243		907,609		964,616
Total	252,663		315,233		1,394,088		1,516,566		1,670,045		1,725,811
Utility Gas Purchase Expense (excluding asset optimization)	57.74	¢	38.21	¢	42.46	¢	35.35	¢	42.10	¢	35.92	¢
HEATING DEGREE DAYS
Actual	198		388		3,121		3,340		3,121		3,340
Normal	290		290		3,706		3,719		3,706		3,731
Percent Colder (Warmer) than Normal	(31.7)%		33.8%		(15.8)%		(10.2)%		(15.8)%		(10.5)%
Average Active Customer Meters	1,157,152		1,144,974		1,153,224		1,141,249		1,148,092		1,138,596
WGL ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	113,500		144,300		603,100		649,800		703,900		734,800
Number of Customers (end of period)	119,100		136,500		119,100		136,500		119,100		136,500
Electricity Sales
Electricity Sales (thousands of kWhs)	3,048,400		3,201,900		9,199,900		9,321,100		12,969,400		12,828,200
Number of Accounts (end of period)	117,100		130,200		117,100		130,200		117,100		130,200
WGL ENERGY SYSTEMS
Megawatts in service	207		137		207		137		207		137
Megawatt hours generated	89,843		66,068		197,113		143,014		264,238		191,445

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

The tables below reconcile operating earnings (loss) on a consolidated basis to GAAP net income (loss) applicable to common stock and adjusted EBIT on a segment basis to EBIT. Management believes that operating earnings (loss) and adjusted EBIT provide a meaningful representation of our earnings from ongoing operations on a consolidated and segment basis, respectively. These measures facilitate analysis by providing consistent and comparable measures to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use these non-GAAP measures to report to the board of directors and to evaluate management’s performance.
To derive our non-GAAP measures, we adjust for the accounting recognition of certain transactions (non-GAAP adjustments) based on at least one of the following criteria:

•	To better match the accounting recognition of transactions with their economics;

•	To better align with regulatory view/recognition;

•	To eliminate the effects of:

i.	Significant out of period adjustments;

ii.	Other significant items that may obscure historical earnings comparisons and are not indicative of performance trends; and

iii.	For adjusted EBIT, other items which may obscure segment comparisons.
There are limits in using operating earnings (loss) and adjusted EBIT to analyze our consolidated and segment results, respectively, as they are not prepared in accordance with GAAP and may be different than non-GAAP financial measures used by other companies. In addition, using operating earnings (loss) and adjusted EBIT to analyze our results may have limited value as they exclude certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to the most directly comparable GAAP financial measures.
The following tables represent the reconciliation of non-GAAP operating earnings to GAAP net income applicable to common stock (consolidated by quarter):

Fiscal Year 2017
	Quarterly Period Ended(1)
(In thousands, except per share data)	Dec. 31(2)	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings	$59,362	$96,087	$13,635		$169,084
Non-GAAP adjustments(3)	(2,324)	38,468	(3,093)		33,051
De-designated interest rate swaps(4)	—	2,516	(7,757)		(5,241)
Income tax effect of non-GAAP adjustments(5)	934	(14,007)	5,480		(7,593)
Net income applicable to common stock	$57,972	$123,064	$8,265		$189,301
Diluted average common shares outstanding	51,445	51,476	51,493		51,469
Operating earnings per share	$1.15	$1.87	$0.26		$3.29
Per share effect of non-GAAP adjustments	(0.03)	0.52	(0.10)		0.39
Diluted earnings per average common share	$1.12	$2.39	$0.16		$3.68
Fiscal Year 2016
	Quarterly Period Ended(1)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30(2)	Sept. 30	Fiscal Year
Operating earnings	$59,205	$89,490	$11,561		$160,256
Non-GAAP adjustments(3)	13,312	25,815	(16,109)		23,018
Income tax effect of non-GAAP adjustments(5)	(4,346)	(9,017)	6,573		(6,790)
Net income applicable to common stock	$68,171	$106,288	$2,025		$176,484
Diluted average common shares outstanding	50,030	50,282	50,905		50,418
Operating earnings per share	$1.18	$1.78	$0.23		$3.18
Per share effect of non-GAAP adjustments	0.18	0.33	(0.19)		0.32
Diluted earnings per average common share	$1.36	$2.11	$0.04		$3.50
(1) Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL Holdings, Inc. (Consolidated by Quarter)
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(2) Prior year non-GAAP measures have been recast to include $8.8 million of losses associated with the index price used in certain gas purchases from Antero. The index price used to invoice these purchases had been the subject of an arbitration proceeding; however, in February 2017, the arbitral tribunal ruled in favor of Antero.

(3)Refer to the reconciliations of adjusted EBIT to EBIT below for further details on our non-GAAP adjustments. Note that non-GAAP adjustments associated with interest expense or income taxes are shown separately and are not included in the reconciliation from adjusted EBIT to EBIT.

(4)Non-GAAP adjustment related to mark-to-market valuations on forward starting interest rate swaps associated with anticipated future financing. Due to certain covenants in the Merger Agreement with AltaGas, it is no longer probable that the 30-year debt issuance that the swaps were originally intended to hedge will occur. However, we believe that some form of financing will continue to be required. The hedges were de-designated in January 2017.

(5) Non-GAAP adjustments are presented on a gross basis and the income tax effects of those adjustments are presented separately. The income tax effects of non-GAAP adjustments, both current and deferred, are calculated at the individual company level based on the applicable composite tax rate for each period presented, with the exception of transactions not subject to income taxes. Additionally, the income tax effect of non-GAAP adjustments includes investment tax credits related to distributed generation assets.

The following tables summarize non-GAAP adjustments by operating segment and present a reconciliation of adjusted EBIT to EBIT. EBIT is defined as earnings before interest and taxes less amounts attributable to non-controlling interests. Items we do not include in EBIT are interest expense, inter-company financing activity, dividends on Washington Gas preferred stock, and income taxes.

Three Months Ended June 30, 2017
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(i)	Eliminations(j)	Total
Adjusted EBIT	$9,256	$6,119	$16,155	$9,087	$(852)	$(866)	$38,899
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	3,229	(1,784)	—	(6,384)	—	728	(4,211)
Storage optimization program(b)	91	—	—	—	—	—	91
DC weather impact(c)	(1,350)	—	—	—	—	—	(1,350)
Distributed generation asset related investment tax credits(d)	—	—	(1,801)	—	—	—	(1,801)
Change in measured value of inventory(e)	—	—	—	4,948	—	—	4,948
Merger related costs(f)	—	—	—	—	(770)	—	(770)
Total non-GAAP adjustments(h)	$1,970	$(1,784)	$(1,801)	$(1,436)	$(770)	$728	$(3,093)
EBIT	$11,226	$4,335	$14,354	$7,651	$(1,622)	$(138)	$35,806

Three Months Ended June 30, 2016
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(i)	Eliminations(j)	Total
Adjusted EBIT	$4,947	$16,316	$9,657	$5,653	$(517)	$178	$36,234
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	(25,182)	33,228	—	8,085	—	—	16,131
Storage optimization program (b)	(688)	—	—	—	—	—	(688)
DC weather impact(c)	465	—	—	—	—	—	465
Distributed generation asset related investment tax credits(d)	—	—	(1,371)	—	—	—	(1,371)
Change in measured value of inventory(e)	—	—	—	(30,646)	—	—	(30,646)
Total non-GAAP adjustments(h)	$(25,405)	$33,228	$(1,371)	$(22,561)	$—	$—	$(16,109)
EBIT	$(20,458)	$49,544	$8,286	$(16,908)	$(517)	$178	$20,125

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Nine Months Ended June 30, 2017
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services(h)	Other Activities(i)	Eliminations(j)	Total
Adjusted EBIT	$250,859	$29,163	$32,539	$10,496	$(3,111)	$(773)	$319,173
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	39,715	13,612	—	7,597	—	271	61,195
Storage optimization program(b)	293	—	—	—	—	—	293
DC weather impact(c)	(11,753)	—	—	—	—	—	(11,753)
Distributed generation asset related investment tax credits(d)	—	—	(4,975)	—	—	—	(4,975)
Change in measured value of inventory(e)	—	—	—	3,067	—	—	3,067
Merger related costs(f)	—	—	—	—	(12,675)	—	(12,675)
Third-party guarantee(g)	—	—	—	—	(2,101)	—	(2,101)
Total non-GAAP adjustments	$28,255	$13,612	$(4,975)	$10,664	$(14,776)	$271	$33,051
EBIT	$279,114	$42,775	$27,564	$21,160	$(17,887)	$(502)	$352,224

Nine Months Ended June 30, 2016
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services(h)	Other Activities(i)	Eliminations(j)	Total
Adjusted EBIT	$245,485	$29,937	$14,190	$10,409	$(2,773)	$(416)	$296,832
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	7,934	22,118	—	30,407	—	—	60,459
Storage optimization program (b)	(1,039)	—	—	—	—	—	(1,039)
DC weather impact(c)	(9,278)	—	—	—	—	—	(9,278)
Distributed generation asset related investment tax credits(d)	—	—	(3,939)	—	—	—	(3,939)
Change in measured value of inventory(e)	—	—	—	(23,185)	—	—	(23,185)
Total non-GAAP adjustments	$(2,383)	$22,118	$(3,939)	$7,222	$—	$—	$23,018
EBIT	$243,102	$52,055	$10,251	$17,631	$(2,773)	$(416)	$319,850

Footnotes:

(a)
Adjustments to eliminate unrealized mark-to-market gains (losses) for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives related to the optimization of transportation capacity for the midstream energy services segment. With the exception of certain transactions related to the optimization of system capacity assets as discussed in footnote (b) below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP results, as we are only removing interim unrealized mark-to-market amounts.

(b)
Adjustments to shift the timing of storage optimization margins for the regulated utility segment from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting because the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)
Eliminates the estimated financial effects of warm or cold weather in the District of Columbia, as measured consistent with our regulatory tariff. Washington Gas has regulatory weather protection mechanisms in Maryland and Virginia designed to neutralize the estimated financial effects of weather. Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

(d)
To reclassify the amortization of deferred investment tax credits from income taxes to operating income for the commercial energy systems segment. These credits are a key component of the operating success of this segment and therefore are included within adjusted EBIT to help management and investors better assess the segment's performance.

(e)
For our midstream energy services segment, adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. Adjusting our storage optimization inventory in this fashion better aligns the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies. Additionally, this adjustment includes the net effect of certain sharing mechanisms on the difference between the changes in our non-GAAP storage inventory valuations and the unrealized gains and losses on derivatives not subject to non-GAAP adjustments.

(f)	Adjustment to eliminate external costs associated with the Merger Agreement with AltaGas.

(g)	Guarantee on behalf of a third party associated with a solar investment.

(h)
Prior year non-GAAP measures have been recast to include $8.8 million of losses associated with the index price used in certain gas purchases from Antero. The index price used to invoice these purchases had been the subject of an arbitration proceeding; however, in February 2017, the arbitral tribunal ruled in favor of Antero.

(i)	Activities and transactions that are not significant enough on a standalone basis to warrant treatment as an operating segment and that do not fit into one of our four operating segments.

(j)	Activities and transactions between segments that are eliminated in consolidation.